Exhibit 10.11	Promissory Note ($30,000 Stock Repurchase plus interest) issued September 25, 2009 by the Company to Rick Weidinger

PROMISSORY NOTE ($30,000 Stock Repurchase plus interest)

This Promissory Note (“Note”) is made pursuant to the Employment Agreement dated as of October 22, 2007, as amended as of May 12, 2008 (“Agreement”) between Frederick W. Weidinger ("Lender") and Braintech, Inc., a Nevada corporation (“Borrower”).  This Note simply restates what was previously agreed to on October 22, 2007 when the Agreement was signed and on May 12, 2008 when the Agreement was amended.  Under the Agreement, Lender paid $80,000 or $.01 per share to purchase 8,000,000 shares of Borrower’s common stock (“Milestone Stock”) which was placed in escrow pending the achievement of specified milestones under the Agreement.  Lender achieved amended Milestones 1, 3, 5 and 6 but did not achieve amended Milestones 2 and 4.  Accordingly, 3,000,000 shares of Milestone Stock related to amended Milestones 2 and 4 were forfeited back to Borrower.  Under Section 7.3 of the Bonus Stock and Bonus Stock Option Plan (“Bonus Plan”), which was attached to the Agreement and states the terms applicable to the Milestone Stock, Borrower is obligated to repurchase the forfeited Milestone Stock at the original purchase price of $.01 per share, or $30,000.  Lender has voluntarily consented to deferral of payment of this amount at Borrower’s request due to its cash situation.  In exchange for the deferral of this amount, otherwise payable on August 10, 2009, when the applicable shares were cancelled, Borrower promises to pay to Lender the sum of $30,000 Dollars, together with interest at the rate of eight percent (8%) per annum.

Payable: This Note is due and payable in full, together with accrued interest, on demand.

Interest Rate: This Note shall bear interest at the rate of eight percent (8%) per annum from August 10, 2009, until paid in full.

Place of Payment: All payments due under this note shall be made at Borrower’s principal office, or at such other place as Lender may designate in writing.

Default: In the event of default, Borrower agrees to pay all costs and expenses incurred by Lender, including all reasonable attorney fees (including both hourly and contingent attorney fees as permitted by law) for the collection of this Note upon default.

Amendment; Waiver: No amendment of this Note shall be allowed unless by written agreement signed by both parties. No waiver of any breach or default hereunder shall be deemed a waiver of any subsequent breach or default.

Severability of Provisions: In the event that any provision of this Note is deemed unenforceable, all other provisions shall remain in full force and effect.

Choice of Law: This Note shall be interpreted under the laws of the Commonwealth of Virginia, without regard to conflict of laws.

Unfunded Obligation:  This Note constitutes an unfunded obligation of Borrower for income tax purposes.  Lender’s rights under the Note shall be no greater than those of a general unsecured creditor of Borrower.  The Note is not transferable or assignable pursuant to operation of law or otherwise.

BRAINTECH, INC.

By: __________________________

Name: ________________________

Title: _________________________

Date: _________________________